                                                                   Exhibit 23.2

                    CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-2 (File No. 333-61718) of our report dated March 27, 2001 relating to the financial statements and financial statement schedule, which appears in UroMed Corporation's Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference in this Registration Statement of our report dated March 27, 2001 relating to the financial statements of SSGI Prowess Systems, Inc., which appears in the Current Report on Form 8-K/A of UroMed Corporation dated March 26, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP

Boston, Massachusetts
August 28, 2001